Exhibit 10.19

Agreement to File Schedules, Supplements and Exhibits

Green China Resources, Inc., a company formed under the laws of the British Virgin Islands (“Resources”), hereby agrees to provide to the United States Securities and Exchange Commission (“SEC”), such schedules, supplements and exhibits to the Stock Purchase Agreement dated as of May 8, 2008, among Shine Media Acquisitioin Corporation, Resources, China Greenscape Co., Ltd, Jiangsu Sunshine Zoology and Forestry Development Co., Ltd and the shareholders of China Greenscape Co., Ltd.

Further, Resources agrees to file as an exhibit to the Registration Statement on Form S-4, or another filing with the SEC to be made by Resources, if so requested to be filed by the Staff of the SEC, any agreement referred to the in the above mentioned schedules, supplements and exhibits, if such agreement becomes material and subject to the filing requirements of Regulation S-K.

Agreed as of this 19th day of June 2008

/s/ David Chen

David Chen, President